CO-ADMINISTRATION AGREEMENT

                                February 1, 2001

Credit Suisse Asset Management Securities, Inc.
466 Lexington Avenue
New York, New York 10017-3147

Dear Ladies and Gentlemen:

                  Each of the Credit Suisse Warburg Pincus Funds (and the series thereof) listed in Exhibit A hereto (each a "Fund", and together the "Funds") confirms its agreement with Credit Suisse Asset Management Securities, Inc. (the "Administrator") as follows:

1.       Investment Description; Appointment
         -----------------------------------

                  Each Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Trust's Declaration of Trust, as amended from time to time (the "Charter"), in its By-Laws, as amended from time to time (the "By-laws"), its prospectus(es) (the "Prospectus") and Statement(s) of Additional Information (the "Statement of Additional Information") as in effect from time to time, and in such manner and to the extent as may from time to time be approved by the Board of Trustees of the Fund (the "Board"). Copies of the Prospectus, Statement of Additional Information and the Charter and By-laws of each Fund have been made available to the Administrator. Each Fund employs Credit Suisse Asset Management, LLC (the "Adviser") as its investment adviser and desires to employ and hereby appoints the Administrator as its co-administrator. The Administrator accepts this appointment and agrees to furnish the services for the compensation set forth below.

2.       Services
         --------

               (a) Subject to the supervision and direction of the Board of each Fund, the Administrator will provide the following administrative services:

               (i) assist in supervising all aspects of the Fund's operations, except those performed by other parties pursuant to written agreements with the Fund; provided, that the distribution of Fund shares shall be the sole responsibility of the Fund's distributor;

              (ii) provide various shareholder liaison services including, but not limited to, responding to inquiries of Fund shareholders, providing information on shareholder investments, assisting shareholders of the Fund in changing account options and addresses, preparing reports and other informational materials regarding the Fund, including proxies/proxy statements and other shareholder communications, reviewing prospectuses, assisting in transmitting proxy statements and gathering proxies in connection with shareholder meetings, and similar ministerial activities;

             (iii) provide telephone shareholder services through a toll-free number; provided that the Administrator shall not solicit callers to purchase shares in the Fund and will refer or pass to the Fund's distributor or transfer agent all orders for the sale of Fund shares;

              (iv) furnish corporate secretarial services, including preparation of materials for meetings of the Board, distribute those materials and assist in the preparation of minutes of meetings of the Board and any committees thereof and of the Fund's shareholders; and liasing with the Board and providing additional information upon request;

               (v) assist in and coordinate the preparation and mailing of reports to the Fund's shareholders of record and filings with the Securities and Exchange Commission (the "SEC") including, but not limited to, annual and semiannual reports to shareholders; post-effective amendments to the Fund's Registration Statement on Form N-1A (the "Registration Statement") and proxy statements;

              (vi) assist in the preparation of the Fund's tax returns and assist in other regulatory filings as necessary, such as Form N-SAR (other than filing advertising and sales literature for the Funds with the SEC or the National Association of Securities Dealers, Inc.);

             (vii) assist the Adviser, at the Adviser's request, in developing and monitoring compliance procedures for the Fund which may include, among other matters, procedures to assist the Adviser in monitoring compliance with the Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

            (viii) act as liaison between the Fund and the Fund's independent public accountants, counsel, custodian or custodians, transfer agent and co-administrator, and take all reasonable action in the performance of its obligations under this Agreement to assure that all necessary and reasonably requested information is made available to each of them;

              (ix) provide information to the Adviser, upon request, concerning performance and administration of the Fund;

               (x) review, approve and arrange for the payment of Fund expenses;

              (xi) maintain and preserve certain Fund records, including financial and corporate records;

             (xii) supply the Fund with office facilities (which may be the Administrator's own offices), data processing services, clerical, internal executive, legal, regulatory and administrative services, and stationery and office supplies; and

            (xiii) such other services to be performed by the Administrator as are described in the Registration Statement relating to the Fund.

     (b) In performing all services under this Agreement, the Administrator shall act in conformity with applicable law, the Charter and By-laws of each Fund, and the investment objective, investment policies and other practices and policies set forth in the Registration

Statement relating to each Fund, as such Registration Statement and practices and policies may be amended from time to time.

3.       Compensation
         ------------

                  For services provided pursuant to this Agreement, each Fund will pay the Administrator a monthly fee in arrears at an annual rate of 0.10 % of average daily amounts attributable to the relevant class of shares of the Fund. If this Agreement is in effect for any period less than a full calendar month, the fee shall be prorated according to the proportion that such period of effectiveness bears to the full monthly period. For the purpose of determining fees payable to the Administrator, the value of each Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and Statement of Additional Information as from time to time in effect.

4.       Expenses
         --------

                  The Administrator will bear all expenses in connection with the performance of its services under this Agreement; provided, however, that each Fund will reimburse the Administrator for the reasonable out-of-pocket expenses incurred by it on behalf of the Fund upon presentation of appropriate documentation. Such reimbursable expenses shall include, but not be limited to, postage, telephone, facsimile, photocopying and commercial courier charges.

                  Each Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of members of the Fund's Board who are not officers, directors, or employees of the Adviser or the Administrator or any of their affiliates; SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; certain insurance premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; except as otherwise provided herein, costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings, and meetings of the officers of the Board; costs of any pricing services; and any extraordinary expenses.

5.       Standard of Care
         ----------------

                  The Administrator shall exercise its best judgment in rendering the services listed in Section 2 above. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by each Fund in connection with the matters to which this Agreement relates; provided, however, that nothing in this Agreement shall be deemed to protect or purport to protect the Administrator against liability to the Fund or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of the Administrator's reckless disregard of its obligations and duties under this Agreement.

6.       Term of Agreement
         -----------------

                  This Agreement shall continue for an initial period of two years and thereafter shall continue automatically (unless terminated as provided herein) for successive annual periods with respect to each Fund, provided that such continuance is specifically approved at least annually by (a) a vote of a majority of the Board and (b) a vote of a majority of the Board members who are not interested persons (as defined in the 1940 Act) of the Fund ("Independent Board Members"), by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable by each Fund without penalty (a) on sixty (60) days' written notice, by a vote of a majority of the Fund's Independent Board Members or by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, or (b) on ninety
(90) days' written notice by the Administrator. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940
Act).

7.       Amendments
         ----------

                  This Agreement may be amended only by written agreement signed by the Administrator and each Fund.

8.       Service to Other Companies or Accounts
         ---------------------------------------

                  Each Fund understands that the Administrator now acts, will continue to act and may act in the future as administrator, co-administrator or administrative services agent to one or more other investment companies, and the Fund has no objection to the Administrator's so acting. Each Fund understands that the persons employed by the Administrator to assist in the performance of the Administrator's duties hereunder will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Administrator or any affiliate of the Administrator to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.       Limitation of Liability
         -----------------------

                  It is expressly agreed that this Agreement was executed by or on behalf of each Fund and not by the Board members of the Fund or its officers individually, and the obligations of the Fund hereunder shall not be binding upon any of the Board members, shareholders, nominees, officers, agents or employees of the Fund individually, but bind only the assets and property of the Fund. The execution and delivery of this Agreement have been authorized by the Board and signed by an authorized officer of each Fund, acting as such, and neither such authorization by such Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund.

10.      Choice of Law
         -------------

                  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice-of-law provisions thereof.

11.      Counterparts
         ------------

                  This Agreement may be executed in counterparts, each of which shall be deemed an original.

12.      Headings
         --------

                  The headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

                  If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

                                       Very truly yours,


                                       THE CREDIT SUISSE WARBURG PINCUS FUNDS
                                       LISTED ON EXHIBIT A



                                       By: /s/Martin Jafee
                                           ----------------
                                            Name: Martin Jaffe
                                            Title:


Accepted:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.


By: /s/Hal Liebes
    -------------
     Name: Hal Liebes
     Title:

                                                                     EXHIBIT A

                           CREDIT SUISSE WARBURG PINCUS FUNDS
                           ----------------------------------

Credit Suisse Warburg Pincus Capital Funds
         Credit Suisse Warburg Pincus Blue Chip Fund
         Credit Suisse Warburg Pincus International Equity II Fund Credit Suisse Warburg Pincus Small Company Value Fund
         Credit Suisse Warburg Pincus Value Fund

Credit Suisse Warburg Pincus Opportunity Funds
         Credit Suisse Warburg Pincus High Income Fund
         Credit Suisse Warburg Pincus Municipal Money Fund
         Credit Suisse Warburg Pincus U.S. Government Money Fund

Credit Suisse Warburg Pincus Select Funds
         Credit Suisse Warburg Pincus Technology Fund